Exhibit (b) (11)
                          Accountant's Consent



           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the references to our firm in the Pose-Effective Amendment to the Registration Statement on Form N-1A of First Pacific Mutual Fund, Inc. and to the use of our report dated November 7, 1997 on the financial statements and financial highlights of First Hawaii Municipal Bond Fund, First Hawaii Intermediate Municipal Fund, and First Idaho Tax-Free Fund, each a series of shares of First Pacific Mutual Fund, Inc. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.



                              \S\Tait Weller & Baker
                              Tait, Weller & Baker



Philadelphia, Pennsylvania
January 12, 1998